EXHIBIT 23.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

          As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated February 28, 2002 which is included in the annual report on Form 10-K of The Children's Place Retail Stores, Inc. for the fiscal year ended February 2, 2002, and to all references to our Firm included in this registration statement.

/s/ Arthur Andersen LLP

New York, New York
April 8, 2002